Exhibit 10.1
MERCK & CO., INC. SEPARATION BENEFITS PLAN
FOR NONUNION EMPLOYEES
Amended and Restated Effective as of July 11, 2006
Revised July 6, 2006

MERCK & CO., INC.
SEPARATION BENEFITS PLAN FOR NONUNION EMPLOYEES
Amended and Restated Effective as of July 11, 2006
SECTION I
PURPOSE
The purpose of this Merck & Co., Inc. Separation Benefits Plan for Nonunion Employees (the “Plan”) is to provide benefits to eligible nonunion employees whose employment with the Company is terminated at the initiative of the Company for reasons described below. This Plan is part of the Merck & Co., Inc. Separation Allowance Plan (Plan No. 514).
SECTION 2
DEFINITIONS
For the purposes of this Plan, the following terms shall have the following meanings:
2.1 “Annual Base Salary” means the Covered Employee’s annualized base salary according to the Company’s payroll records in effect as of the date the Covered Employee incurs a Separation From Service, without reduction for any pre-tax contributions to Company-sponsored benefit plans. Annual Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances, income from stock options or other incentives under a Company Incentive Stock Plan, stock grants or other incentives, or other pay not specifically included above.
2.2 “Basic Life Insurance” means the employee group term life insurance coverage in effect for a Covered Employee on the date he/she incurs a Separation From Service as follows:
(a)	if on that date the Covered Employee has “New Format” coverage (as described in the applicable Merck life insurance plan as it may be amended from time to time): the amount equal to the lesser of his/her employee group term life coverage or 1x base pay; or

(b)	if on that date the Covered Employee has “Old Format” coverage (as described in the applicable Merck life insurance plan as it may be amended from time to time): the amount equal to 2x base pay.
2.3 “Casual Employee” means a person who may be called by the Company at any time for employment in the U.S. on a non-scheduled and non-recurring basis, and who becomes an employee of the Company only after reporting to work for the period of time during which the person is working, and who is not covered by a collective bargaining agreement.
2.4 “Change in Control” shall have the meaning set forth in the CIC Plan (and, for avoidance of doubt, a valid amendment of that definition under the CIC Plan shall constitute an amendment of this Plan without further action).
2.5 “CIC Plan” means the Merck & Co., Inc. Change in Control Separation Benefits Plan.
2.6 “Claims Reviewer” means the Vice President, Human Resources, most directly responsible for the Company’s employee benefit plans or his or her delegate; provided however, for Section 16 Officers, Claims Reviewer means the Compensation and Benefits Committee of the Board of Directors of Merck or its delegate.
2.7 “Company” means Merck and any other employer listed on Schedule A hereto.
2.8 “Complete Year of Continuous Service” means a year from the Covered Employee’s Most Recent Hire Date to its anniversary, and thereafter from each anniversary to the next.
2.9 “Continuous Service” means the period of a Covered Employee’s continuous employment with the Company commencing on the Covered Employee’s Most Recent Hire Date and ending on the Separation Date as reflected on the Company’s employee database.
2.10 “Covered Employee” means an Eligible Employee who has experienced a Separation From Service and who has signed – and not revoked – a Release of Claims in a form that is satisfactory to the Company in its sole and absolute discretion.
2.11 “Effective Date” means July 11, 2006 with respect to Eligible Employees who incur a Separation From Service on or after such date.
2.12 “Eligible Employee” means an employee of the Company who:
(a)	is (i) a Regular Full-Time Nonunion Employee or Regular Part-Time Nonunion Employee, exempt or non-exempt, on the Company’s normal U.S. payroll, or (ii) a U.S. Expatriate on the Company’s normal U.S. payroll; and

(b)	is not otherwise excluded under this paragraph. “Eligible Employee” excludes a person who is:
1.	a Temporary Employee;

2.	an employee covered by collective bargaining agreement between the Company and a labor organization;

3.	an independent contractor, or who agrees or has agreed that he/she is an independent contractor, or has any agreement or understanding with the Company, or any of its affiliates that he/she is not an employee or an Eligible Employee, even if he/she previously had been an employee or an Eligible Employee or is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company, or he/she is a “leased employee” as defined under section 414 (n) of the Internal Revenue Code of 1986, as amended. Such an excluded person is not eligible to participate in the Plan even if a court, agency or other authority rules that he/she is a common-law employee of the Company;

4.	an employee of the Company classified by the Company as an intern, graduate or cooperative student associate;

5.	a Casual Employee;

6.	entitled, upon termination of employment with the Company to separation, severance, termination or other similar payments under another plan or program sponsored by the Company or pursuant to a separate agreement with the Company that provides for payments or benefits in connection with the termination of the employee’s employment (or provides that no payment or benefits are due to the employee in connection with his/her termination of employment) unless such plan, program or separate agreement expressly provides for benefits under this Plan;

7.	is a party to an employment agreement with the Company, unless the employment agreement expressly provides that the employee is eligible to participate in this Plan;

8.	is on an unapproved leave of absence;

9.	is on an approved leave of absence, other than the following leaves of absence:
•	short term disability leave of less than 6 months

•	family medical leave

•	educational leave approved for less than 6 months

•	personal leave approved for less than 6 months

•	personal leave for jury duty

•	military leave; or

10.	is a participant in the CIC Plan (but this clause 10 shall only apply during the Protection Period (as defined in Section 6.8)).
2.13 “Employee Benefits Committee” means the committee established by Merck to review claims and appeals under certain employee benefit plans sponsored by Merck; provided, however, for Section 16 Officers, Employee Benefits Committee means the Compensation and Benefits Committee of the Board of Directors of Merck or its delegate.
2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
2.15 “Merck” means Merck & Co., Inc.
2.16 “Most Recent Hire Date” means an Eligible Employee’s most recent hire date as reflected on the Company’s employee data system.
2.17 “Notice Period” means a period of time, as determined by the Company, in which an Eligible Employee may be notified of his or her Separation From Service as described in Section 4.1.
2.18 “Pay in Lieu of Notice” means pay in lieu of advance notice of a Separation From Service as described in Section 4.1.
2.19 “Plan” means the Merck & Co., Inc. Separation Benefits Plan for Nonunion Employees as set forth herein, and as may be amended from time to time.
2.20 “Regular Full-Time Nonunion Employee” means an employee employed by the Company in the U.S. on a scheduled basis for a normal work week, who is not classified as part-time, temporary (whether paid by the Company or through an agency) or Casual, is not covered by a collective bargaining agreement or unit, and is not an employee of a non-U.S. subsidiary of Merck.
2.21 “Regular Part-Time Nonunion Employee” means an employee employed by the Company in the U.S. who works on a scheduled basis of less than the number of regularly scheduled hours for his or her site who is not classified as full-time, temporary (whether paid by the Company or through an agency) or Casual, who is not covered by a collective bargaining agreement or unit, and is not an employee of a non-U.S. subsidiary of Merck.
2.22 “Release of Claims” means the agreement that a Covered Employee must execute in order to receive Separation Plan Benefits, which shall be prepared by the Company and shall contain such terms and conditions as determined by the Company, including but not limited to a general release of claims, known or unknown, that the Covered Employee may have against the Company and any of its subsidiaries and/or affiliates, including claims related to the employment and termination of employment of the Covered Employee; such Release of Claims may also contain, in the Company’s discretion, non-solicitation and non-competition provisions.
2.23 “Section 16 Officer” means an “officer” as such term is defined in Rule 16(a)-1(f) of the Securities Exchange Act of 1934.
2.24 “Separation Benefits” means the outplacement benefits provided pursuant to Section 4.3 and the continued medical, dental and Basic Life Insurance benefits provided pursuant to Section 4.4.
2.25 “Separation Date” means an Eligible Employee’s last day of employment with the Company due to a Separation From Service.
2.26 “Separation Pay” means the cash benefit payable under this Plan pursuant to Section 4.2.
2.27 “Separation From Service” means the termination of an Eligible Employee’s employment by the Company
(a)	as the result of:
1. organizational changes (including discontinuance of operations, location closings or corporate restructuring); or
2. a reduction in workforce;
(b)	but not as the result of:
1. an Eligible Employee’s voluntary termination of employment;
2. an Eligible Employee’s retirement from employment with the Company, including disability retirement; provided, however an Eligible Employee whose employment is to be terminated due to a Separation From Service and who elects to retire under a retirement plan of the Company on a date agreed to by the Company shall be eligible under this Plan for Pay in Lieu of Notice, Separation Pay and, subject to the provisions of Section 4.4, Separation Benefits;
3. formation of a joint venture or other entity in which the Company directly or indirectly owns or will own some outstanding voting or other ownership interest where the Eligible Employee is offered any employment with the joint venture or other entity at a work location that is less than 50 miles farther (as determined in accordance with the Company’s relocation policy) from the Eligible Employee’s residence at the time of the formation or transfer to such entity than the work location immediately prior to the formation or transfer to such entity or where the Eligible Employee continues employment with the joint venture or other entity at any work location. Employment with the joint venture or other entity does not have to be similar in type, status, pay or benefits to the Eligible Employee’s employment with the Company;
4. divestiture of a subsidiary, division or other identifiable segment of the Company where the Eligible Employee is offered any employment with the acquiring entity at a work location that is less than 50 miles farther (as determined in accordance with the Company’s relocation policy) from the Eligible Employee’s residence at the time of the divestiture than the work location immediately prior to the divestiture or where the Eligible Employee continues employment with the acquiring entity at any work location. Employment with the acquiring entity does not have to be similar in type, status, pay or benefits to the Eligible Employee’s employment with the Company;
5. transfer of an Eligible Employee’s job to a work location that is less than 50 miles farther (as determined in accordance with the company’s relocation policy) from the Eligible Employee’s residence than the work location immediately prior to the transfer of such job;
6. an Eligible Employee’s refusal to accept a transfer to a position (for which the Eligible Employee is qualified by reason of knowledge, training and experience) at the same or higher grade level at a work location that is less than 50 miles farther (as determined in accordance with the company’s relocation policy) from the Eligible Employee’s residence than the work location immediately prior to the proposed transfer;
7. the death of an Eligible Employee;
8. termination of employment due to the Eligible Employee’s failure to return to work for any reason, including but not limited to expiration of an authorized leave of absence; or
9. an Eligible Employee who has been identified for Separation From Service who terminates employment with the Company prior to the date such Separation From Service was to occur unless the Company expressly and in writing agrees to waive this provision.

2.28 “Separation Pay Period” means the period beginning on the date the Covered Employee incurs a Separation From Service during which Separation Pay described on Schedule B is payable in periodic installments in accordance with the Company’s normal payroll periods. Payment of Separation Pay in a lump sum under the Plan does not shorten the Separation Pay Period.
2.29 “Separation Plan Benefits” means Separation Pay described in Section 4.2 and Separation Benefits described in Sections 4.3 and 4.4.
2.30 “Temporary Employee” means an employee hired and paid by the Company for a specific position in the U.S. for a designated length of time, which is normally not more than 24 consecutive months in duration, who is committed to leave the Company at the end of that time and is not covered by a collective bargaining agreement or unit.
2.31 “U.S. Expatriate” means a U.S. citizen or individual with U.S. Permanent Resident status who is employed by a foreign subsidiary of Merck, as a foreign service employee.
SECTION 3
ELIGIBILITY FOR BENEFITS
(a)	An Eligible Employee will be eligible for Separation Plan Benefits and Pay in Lieu of Notice described in Section 4 when he/she experiences a Separation From Service. Pay in Lieu of Notice shall be paid regardless of an Eligible Employee’s execution of a Release of Claims. However, Separation Pay and Separation Benefits shall be provided under this Plan only if the Eligible Employee has executed and not revoked a Release of Claims in a form satisfactory to the Company in its sole and nonreviewable discretion. An Eligible Employee who has executed and not revoked a Release of Claims is a Covered Employee.

(b)	An Eligible Employee will also be entitled to receive those pension benefits set forth in Schedule E (Change in Control/Pension) and retiree healthcare and life insurance benefits set forth in Schedule F (change in Control/Retiree Healthcare and Life Insurance) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Eligible Employee’s employment with the Company is terminated by the Company without Cause and other than for death or Permanent Disability. The Company may, to the extent it deems necessary or appropriate (including to comply with applicable law), (1) cause the benefits set forth in Schedule E to be paid from the Company’s Supplemental Retirement Plan (the “Supplemental Plan”) or otherwise from the Company’s general assets and (2) cause the benefits set forth in Schedule F to be provided from an insured arrangement, pursuant to individual arrangements or otherwise. For purposes of this Section 3(b), the terms “Cause” and “Permanent Disability” shall have the meanings set forth in the

CIC Plan (and, for the avoidance of doubt, a valid amendment of these definitions under the CIC Plan shall constitute an amendment of this Plan without further action).
SECTION 4
BENEFITS
4.1 Notice Period and Pay in Lieu of Notice
(a)	Each Eligible Employee who will experience a Separation From Service may be given notice before, at the beginning of or during the Notice Period as set forth in Schedule C to this Plan. The terms of Schedule C are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. In the event that the Company determines that an Eligible Employee’s last day of work shall be prior to the end of the Notice Period as set forth in Schedule C, such Eligible Employee shall be entitled to Pay in Lieu of Notice for the balance of such Notice Period.

(b)	Pay in Lieu of Notice shall be in addition to, and shall not be reduced by nor reduce any Separation Pay the Covered Employee may be entitled to receive under Section 4.2.

(c)	If the Company is required by operation of Section 5 of the Worker Adjustment Retraining and Notification Act or any other similar federal, state or local law to give notice or provide payment to an Eligible Employee or a Covered Employee for reasons giving rise to entitlement to notice or Pay in Lieu of Notice under this Plan, such statutory notice or payments shall be in lieu of, and not in addition to, notice or Pay in Lieu of Notice under this Plan.
4.2 Separation Pay — Separation Pay shall be payable under this Plan as set forth on Schedule B-1 to a Covered Employee whose Separation From Service occurs on or after November 1, 2005 but before January 1, 2009. Separation Pay shall be payable under this Plan as set forth on Schedule B-2 to a Covered Employee whose Separation From Service occurs before November 1, 2005 or after December 31, 2008. The terms of such Schedule B-1 and Schedule B-2 are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. In no event shall the Separation Pay under the Plan exceed 200% of a Covered Employee’s Annual Base Salary.
4.3 Outplacement Benefits — Benefits for outplacement counseling or other outplacement services, as set forth in Schedule D will be made available to a Covered Employee. The terms of such Schedule D are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. Outplacement benefits shall be provided in kind; cash shall not be paid in lieu of outplacement benefits nor will Separation Pay be increased if a Covered Employee declines or does not use the outplacement benefits.
4.4 Medical, Dental and Basic Life Insurance Benefits
(a)	A Covered Employee shall continue medical, dental and Basic Life Insurance coverage during the Separation Pay Period. If the Separation Pay Period is less than 6 months, the medical, dental and Basic Life Insurance coverage described in this Section 4.4 shall continue for the 6-month period beginning on the first day of the month coincident with or following the date the Covered Employee incurs a Separation From Service.

(b)	The medical and dental and Basic Life insurance coverages that shall be continued under this Section 4.4 are those coverages that are in effect for the Covered Employee as of the date the Covered Employee incurs a Separation From Service, subject to and in accordance with the terms of the applicable medical, dental and life insurance plans as they may be amended from time to time. A Covered Employee who, prior to the Separation From Service, had elected no medical or dental coverage under the Company’s medical or dental plans will not be permitted to change from no medical and/or dental coverage to coverage as a result of a Separation From Service. The Covered Employee who continues medical and dental coverage may change such coverages (e.g., coverage option and family status) subject to the terms and conditions of the applicable plans as they apply to active employees.

(c)	These Separation Benefits shall begin on the first day of the month coincident with or following the date the Covered Employee incurs a Separation From Service. The medical, dental and Basic Life insurance coverages shall end on the last day of the month in which the Separation Pay Period ends or, if the Separation Pay Period is less than 6 months, then at the end of the 6-month period during which medical and dental coverages are provided.

(d)	Contributions for Separation Benefits shall be deducted from Separation Pay in the time and manner specified by Merck from time to time.

(e)	Eligibility for COBRA continuation coverage for medical and/or dental plan coverage shall begin at the first day of the month following the expiration of the Separation Pay Period, or, if the Separation Pay Period is less than 6 months, then at the end of the 6 month period during which medical and dental coverages are provided. The Covered Employee will also be eligible to continue basic life insurance coverage under the continuation provisions of the life insurance plan, if any, and as they may be amended from time to time, for the balance of the plan continuation period.

(f)	At the time the Release of Claims is signed, the Covered Employee may decline to continue medical, dental and Basic Life Insurance Separation Benefits under this paragraph; however, the Covered Employee must decline to continue all such Separation Benefits. Such election to decline Separation Benefits is irrevocable. Cash shall not be paid in lieu of Separation Benefits nor will Separation Pay be increased if a Covered Employee declines medical, dental and Basic Life Insurance coverage. If the Covered Employee declines medical, dental and Basic Life Insurance Separation Benefits, then he/she shall be eligible for COBRA continuation coverage for medical and dental in accordance with the COBRA continuation provisions of the medical and dental plans applicable to terminated employees, and continuation of the Basic Life insurance in accordance with the continuation provisions of the life insurance plan, if any, and as they may be amended from time to time. If Separation Benefits are provided during the period for consideration and revocation of the Release of Claims and, upon signing the Release of Claims, the Covered Employee declines medical, dental and Basic Life Insurance Separation Benefits, then contributions for the Separation Benefits provided during the consideration and revocation periods will be deducted from the Separation Pay.

(g)	Anything in the Plan to the contrary notwithstanding:
•	no medical coverage shall be provided under this Plan to an Eligible Employee or a Covered Employee who is or becomes eligible for retiree medical benefits upon retirement in connection with a Separation From Service;

•	no dental coverage shall be provided under this Plan to an Eligible Employee or a Covered Employee who is or becomes eligible for retiree dental benefits upon retirement in connection with a Separation From Service;

•	no Basic Life Insurance coverage shall be provided under this Plan to an Eligible Employee or a Covered Employee who is or becomes eligible for retiree life insurance benefits following a Separation From Service; and

•	to the extent that an Eligible Employee or Covered Employee becomes entitled to benefits pursuant to Schedule F of the Plan, no coverage shall be provided under this Section 4.4.

4.5 Reduction of Benefits — Notwithstanding anything in this Plan to the contrary, an Eligible Employee’s Pay in Lieu of Notice, if any, and a Covered Employee’s Pay in Lieu of Notice, if any, and Separation Pay shall be reduced by:
(a)	any amount the Plan Administrator reasonably concludes the Eligible Employee or Covered Employee owes the Company including, without limitation, unpaid bills under the corporate credit card program, and for vacation used, but not earned; and

(b)	any severance or severance type benefits that the Company (or any subsidiary or affiliate of the Company) must pay to a Covered Employee under applicable law; and

(c)	where permitted by law, any payments received by the Covered Employee pursuant to state workers compensation laws; and

(d)	short term disability benefits where state law does not permit Pay in Lieu of Notice and/or Separation Pay to be offset from short term disability benefits.
SECTION 5
FORM AND TIMING OF BENEFITS; FORFEITURE AND REPAYMENT OF BENEFITS
5.1 Form and Time of Payment — Separation Pay shall commence as soon as practicable after the Covered Employee’s Separation From Service and the expiration of any period during which the Covered Employee may revoke the Release of Claims. Separation Pay, less taxes and applicable deductions shall be paid in periodic installments corresponding to the Company’s normal payroll periods; provided, however, that if the Separation Pay Period is less than 6 months, then the Company will pay the Separation Pay in a lump sum.
Pay in Lieu of Notice shall be paid in a lump sum as soon as administratively feasible after the Covered Employee’s Separation Date.
Payments generally may not be made on account of separation from service for six months following the termination of employment of a “Specified Employee” as defined in Prop. Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation. Notwithstanding anything contained in the Plan to the contrary, if a Covered Employee is a “Specified Employee” on his or her Separation Date, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made to him or her prior to the first day of the sixth month following termination of employment. Instead, amounts that would otherwise have been payable will be accumulated and paid, without interest, as soon as administratively feasible following such six-month period.

5.2 Taxes — Separation Pay and Pay in Lieu of Notice payable under this Plan shall be subject to the withholding of appropriate federal, state and local taxes.
Section 409A – Notwithstanding anything in this Plan to the contrary, benefits under this Plan (including Separation Pay, Pay in Lieu of Notice and Separation Benefits) that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, will be adjusted to avoid the excise tax under Section 409A. Merck will take any and all steps it determines are necessary, in its sole and absolute discretion, to adjust benefits under this Plan (including Separation Pay, Pay in Lieu of Notice and Separation Benefits) to avoid the excise tax under Section 409A, including but not limited to, reducing or eliminating benefits, changing the time or form of payment of benefits, etc.
5.3 Forfeiture of Benefits — The Company reserves the right, in its sole and absolute discretion, to cancel all benefits under this Plan in the event a Covered Employee engages in any activity that the Company considers detrimental to its interests as determined by the Company’s Senior Vice President and General Counsel and the Senior Vice President, Human Resources. Activities that the Company considers detrimental to its interest include, but are not limited to:
(a)	breach of any obligations of the Covered Employee’s Terms and Conditions of Employment;

(b)	making false or misleading statements about the Company or its products, officers or employees to competitors, customers, potential customers of the Company or to current or former employees of the Company; or

(c)	breaching any terms of the Release of Claims.
5.4 Cessation of Separation Pay and Separation Benefits — Separation Pay and Separation Benefits shall cease in the event a Covered Employee is rehired by the Company or one of its subsidiaries or affiliates.
5.5 Return of Separation Pay — If Separation Pay is paid under this Plan in a lump sum, and an event described in 5.3 or 5.4 occurs pursuant to which Separation Benefits would cease, then the Covered Employee shall repay to the Company that portion of the lump sum amount that would not have been paid had the Separation Pay been paid in installments.
5.6 Death of Covered Employee — If a Covered Employee dies before the Separation Pay has been fully paid, the balance of payments will be payable to the Covered Employee’s estate, less contributions for continued medical and dental coverage as described below. If the Covered Employee’s dependents were covered under the medical and dental coverages (other than coverages applicable to retirees and their dependents) at the time of the Covered Employee’s death, and, prior to payment of the balance of the Separation Pay, they choose to continue to be covered under the medical and dental coverages, they will continue to do so for the balance of the Separation Pay Period. Such coverages shall be subject to and in accordance with the terms of the applicable plans as they may be amended from time to time. Contributions for the medical and dental coverages will be deducted from the balance of Separation Pay. The dependents covered at the time of the Covered Employee’s death may change such coverages (e.g., coverage option and family status) subject to the terms and conditions of the applicable medical and dental plans as they apply to active employees of the Company. Any additional contributions that result from a change in family status must be paid in order to maintain such coverage. Upon the expiration of the continued coverage under this paragraph, those dependents who are still covered shall be offered COBRA continuation coverage for the balance of the 36-month period beginning at the date of the death of the Covered Employee.
SECTION 6
ADMINISTRATION, AMENDMENT AND TERMINATION
6.1 Plan Administration — Merck is the Plan Administrator for purposes of ERISA.
6.2 Powers and Duties of Plan Administrator — The Plan Administrator shall have the full discretionary power and authority to: (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist in administering the Plan; and (v) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Company in determining any Covered Employee’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.
Additional Discretionary Authority — The Plan Administrator may, upon written approval of Merck’s Senior Vice President, Human Resources (written approval of the Compensation and Benefits Committee of the Board of Directors of Merck or its delegate with respect to Section 16 Officers), take the following actions under the Plan:
(a)	grant benefits under this Plan to an employee who would not otherwise be eligible for such benefits under Section 3 above;

(b)	waive the requirement set forth in Section 3 for any individual Eligible Employee or group of Eligible Employees to execute a Release of Claims;

(c)	grant additional Separation Plan Benefits to a Covered Employee;

(d)	pay Separation Pay to a Covered Employee in a single lump sum; and

(e)	extend the Notice Period.
6.4 Plan Year — The Plan Year shall be the calendar year.
6.5 Claims Procedures
(a)	Any request or claim for benefits under the Plan must be filed by a claimant or the claimant’s authorized representative within 60 days after the date the event occurs that the claimant alleges gives rise to the claimant’s claim (e.g., for eligibility for Separation Pay, within 60 days after the claimant’s employment with the Company ends; for amount of Separation Pay, within 60 days after the first payment of allegedly incorrect Separation Pay; for forfeiture of Separation Pay under Section 5.3, within 60 days after the cessation of payment).

(b)	Any request or claim for benefits under the Plan shall be deemed to be filed when a written request made by the claimant or the claimant’s authorized representative addressed to the Claims Reviewer at the address below is received by the Claims Reviewer.
Claims Reviewer for the Separation Benefits Plan
c/o Secretary of the Employee Benefits Committee
WS 3B-35
Merck & Co., Inc.
One Merck Drive, P.O. Box 100
Whitehouse Station, NJ 08889-0100
The claim for benefits shall be reviewed by, and a determination shall be made by, the Claims Reviewer, within the timeframe required for notice of adverse benefit determinations described below.

(c)	The Claims Reviewer shall provide written or electronic notification to the claimant or the claimant’s authorized representative of any “adverse benefit determination.” Such notice shall be provided within a reasonable time but not later than 90 days after the receipt by the Claims Reviewer of the claimant’s claim, unless the Claims Reviewer determines that special circumstances require an extension of time for processing the claim. If the Claims Reviewer determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the expiration of the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Claims Reviewer expects to render the benefit determination. No extension can exceed 90 days from the end of the initial 90-day period (i.e., 180 days from the receipt of the claim by the Claims Reviewer) without the consent of the claimant or the claimant’s authorized representative.

(d)	An “adverse benefit determination” is a denial, reduction, or termination of, or a failure to provide or make payment (in whole or part) for a benefit, including one that is based on a determination of a claimant’s eligibility to participate in the Plan.

(e)	The notice of adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall:
(i)	set forth the specific reasons for the adverse benefit determination;

(ii)	contain specific references to Plan provisions on which the determination is based;

(iii)	describe any material or information necessary for the claim for benefits to be allowed and an explanation of why such information is necessary; and

(iv)	describe the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
6.6 Appeals Procedures
(a)	Any request to review the Claims Reviewer’s adverse benefit determination under the Plan must be filed by a claimant or the claimant’s authorized representative in writing within 60 days after receipt by the claimant of written notification of adverse benefit determination by the Claims Reviewer. If the claimant or the claimant’s authorized representative fails to file a request for review of the Claims Reviewer’s adverse benefit determination in writing within 60 days after receipt by the claimant of written notification of adverse benefit determination, the Claims Reviewer’s determination shall become final and conclusive.

(b)	Any request to review an adverse benefit determination under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative addressed to the Employee Benefits Committee at the address below is received by the Secretary of the Employee Benefits Committee.
Employee Benefits Committee
c/o Secretary to the Employee Benefits Committee
WS 3B-35
Merck & Co., Inc.
One Merck Drive, P. O. Box 100
Whitehouse Station, NJ 08889-0100
(c)	If the claimant or the claimant’s authorized representative timely files a request for review of the Claims Reviewer’s adverse benefit determination as specified in this Section 6.6, the Employee Benefits Committee shall re-examine all issues relevant to the original adverse benefit determination taking into account all comments, documents, records, and other information submitted by the claimant or the claimant’s authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Any such claimant or his or her duly authorized representative may
(i)	upon request and free of charge have reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; whether an item is relevant shall be determined by the Employee Benefits Committee in accordance with 29 CFR 2560.503-1 (m)(8); and

(ii)	submit in writing any comments, documents, records, and other information relating to the claim for benefits.
(d)	The Employee Benefits Committee shall provide written or electronic notice to the claimant or the claimant’s authorized representative of its benefit determination on review. Such notice shall be provided within a reasonable time but not later than 60 days after the receipt by the Employee Benefits Committee of the claimant’s request for review, unless the Employee Benefits Committee determines that special circumstances require an extension of time for processing the request for review. If the Employee Benefits Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the expiration of the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Employee Benefits

Committee expects to render the benefit determination. No extension can exceed 60 days from the end of the initial 60-day period (i.e., 120 days from the date the request for review is received by the Employee Benefits Committee) without the consent of the claimant or the claimant’s authorized representative.

(e)	If the claimant’s appeal is denied, the notice of adverse benefit determination on review shall be written in a manner calculated to be understood by the claimant and shall:
(i)	set forth the specific reasons for the adverse benefit determination on review;

(ii)	contain specific references to Plan provisions on which the benefit determination is based;

(iii)	contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; whether an item is relevant shall be determined by the Employee Benefits Committee in accordance with 29 CFR 2560.503-1 (m)(8); and

(iv)	include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

6.7 Amendment or Termination — The Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any employee. The U.S. Compensation and Benefits Committee of Merck & Co., Inc., with the concurrence of the Chief Executive Officer of Merck & Co., Inc., has the authority to amend or terminate this Plan; provided, however, that amendments that apply only to Section 16 Officers must also be approved by the Compensation and Benefits Committee of the Board of Directors of Merck or its delegate. Any Eligible Employee whose employment continues after amendment of the Plan and, other than to the extent specifically provided in this Section 6.7, the Separation Plan Benefits of any Covered Employee who experienced a Separation From Service prior to such amendment, shall be governed by the terms of the Plan as so amended. Any Eligible Employee whose employment continues after termination of the Plan and, other than to the extent specifically provided in this Section 6.7, any Covered Employee who experienced a Separation From Service prior to such termination, shall have no right to a benefit under the Plan. A Covered Employee who experiences a Separation From Service prior to any amendment to the Plan shall not be eligible for any increase in Separation Benefits under the Plan. Nothing in this Plan in any way limits Merck’s right to amend or terminate any or all of Merck’s plans that provide Separation Benefits as described in this Plan.
Notwithstanding the foregoing provisions of this Section 6.7, if the amendment or modification of Schedule E or Schedule F prior to a Change in Control would adversely affect the benefits or protections hereunder of any individual who is an Eligible Employee as of the date such amendment or modification is adopted, such amendment or modification shall be effective as it relates to such individual only if no Change in Control occurs within one year after such adoption, any such attempted amendment or modification adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Eligible Employees prior to such adoption; provided, further, that neither Schedule E nor Schedule F may be amended or modified (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment or modification being null and void ab initio. In addition, this Section 6.7 shall be subject to Section 6.8 upon and following a Change in Control.
6.8 Additional Provisions.
1. Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan shall not be modified in any manner that is materially adverse to the Qualifying Participants.
2. During the Protection Period, the Plan may not be amended or modified to reduce or eliminate the protections set forth in this Section 6.8 and may not be terminated.

3. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of this Section 6.8 have been violated (but, for avoidance of doubt, excluding claims for plan benefits in the ordinary course) and (y) if applicable, by the Company or the Qualifying Participant’s employer to enforce post-termination covenants against the Qualifying Participant.
4. Definitions. For purposes of this Section 6.8:
     (a) “Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and
     (b) “Qualifying Participants” shall mean those individuals who participate in the Plan (whether as current or former employees) as of immediately prior to the Change in Control.
SECTION 7
GENERAL PROVISIONS
7.1 Unfunded Obligation — All Separation Pay and Pay in Lieu of Notice payable under this Plan and Outplacement Benefits provided under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to pay such benefits to Eligible Employees and to Covered Employees to the extent provided herein. Participant contributions are required for Separation Benefits. Separation Benefits under this Plan provide Covered Employees with eligibility for continued medical, dental and life insurance coverage under the applicable Merck plans and Schedule E and Schedule F of this Plan provide Eligible Employees with eligibility for certain retirement benefits under the applicable Merck plans. This Plan does not provide the substantive benefits under those plans.
7.2 Applicable Law — It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder.
7.3 Severability — If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
7.4 Employment at Will — Nothing contained in this Plan shall give an employee the right to be retained in the employment of the Company or shall otherwise modify the employee’s at will employment relationship with Merck. This Plan is not a contract of employment between the Company and any employee.

SCHEDULE A
In addition to Merck & Co., Inc., the following employers participate in this Plan:
Merck and Company, Incorporated
Merck Holdings, Inc.
Merck Liability Management Company
KBI Enterprises, Inc.
Rosetta Inpharmatics LLC
Aton Pharma, Inc.
Abmaxis, Inc.
Glycofi, Inc.

SCHEDULE B-1
Effective November 1, 2005
Separation Pay for Covered Employees whose Separation From Service occurs on or after November 1, 2005 but before January 1, 2009
For purposes of calculating Separation Pay and Pay in Lieu of Notice:
A “days pay” means the Covered Employee’s Annual Base Salary in effect on the date the Covered Employee experiences a Separation in Service divided by 260. A “weeks pay” means a “days pay” multiplied by five.
SEPARATION PAY

Grade Level	Separation Pay
Non-Exempt	2 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 78 weeks.

7-9	4 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 78 weeks.

5-6	12 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 78 weeks.

4	12 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 78 weeks.

1-3 with less than 1 complete year of Continuous Service	26 weeks pay

1-3 with at least 1 complete year but less than 2 complete years of Continuous Service	41 weeks pay

1-3 with at least 2 complete years of Continuous Service	41 weeks pay + an additional 2 weeks pay per complete year of Continuous Service Maximum of 78 weeks.

SCHEDULE B-2
Effective November 1, 2005
Separation Pay for Covered Employees whose Separation From Service occurs before November 1, 2005 or after December 31, 2008
For purposes of calculating Separation Pay and Pay in Lieu of Notice:
A “days pay” means the Covered Employee’s Annual Base Salary in effect on the date the Covered Employee experiences a Separation in Service divided by 260. A “weeks pay” means a “days pay” multiplied by five.
SEPARATION PAY

Grade Level	Separation Pay
Non-Exempt	2 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 52 weeks.

7-9	3 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 52 weeks.

5-6	4 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 52 weeks.

4	12 weeks pay + an additional 2 weeks pay per complete year of Continuous Service.
Maximum of 52 weeks.

1-3	26 weeks pay + an additional 2 weeks pay per complete year of Continuous Service
Maximum of 52 weeks.

SCHEDULE C
PAY IN LIEU OF NOTICE

Years of Service	Notice Period or Pay in Lieu of Notice
Less than 2 complete years of Continuous Service	2 weeks notice and pay OR 2 weeks Pay in Lieu of Notice.

2 or more complete years of Continuous Service	4 weeks notice and pay OR 4 weeks Pay in Lieu of Notice.

SCHEDULE D
OUTPLACEMENT BENEFITS

GRADE LEVEL	PROGRAM NAME	DURATION
Non-Exempt	Individual Career Transition Seminar & Counseling	2 Day seminar plus four (4) workshop modules and six (6) individual follow-up counseling sessions and use of center for 3 months

7-9	Career Assistance Program	3 Months

5-6	Career Transition Service	6 Months

4	Executive Service	12 Months

1-3	Senior Executive Service	12 Months
The Outplacement Benefits are provided through a third party vendor. The programs listed above are the programs in effect through the vendor engaged by Merck as of November 1, 2005 to provide such services. The vendor and/or the programs may change from time to time.

SCHEDULE E (Change in Control/Pension)
Description of Change-in-Control Benefits under the
Merck & Co., Inc. Salaried Retirement Plan (the “Pension Plan”)
     This Schedule describes benefits under the Pension Plan and the Supplemental Plan provided to an Eligible Employee under the Plan if such Eligible Employee signs and returns the release of claims in use under the CIC Plan.
I. If an Eligible Employee’s employment is terminated in circumstances entitling him or her to the benefits provided in Section 3(b) of the Plan:
     1. For an Eligible Employee who participates in the Pension Plan and on his or her Separation Date is not at least age 55 with at least ten years of Credited Service under the Pension Plan but would attain at least age 50 and have at least ten years of Credited Service under the Pension Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for a subsidized early retirement benefit under the Pension Plan commencing no earlier than age 55 based on his or her Credited Service under the Pension Plan accrued as of his or her Separation Date.
     2. For an Eligible Employee who participates in the Pension Plan and on his or her Separation Date is not at least age 65 but would attain at least age 65 within two years following the date of the Change in Control without regard to years of Credited Service (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for a benefit unreduced for early commencement under the Pension Plan commencing as soon after his or her Separation Date that he or she elects to commence to receive benefits.
     3. For an Eligible Employee who participates in the Pension Plan and on his or her Separation Date is not eligible for the “Rule of 85 Transition Benefit” (as such term is defined in the Pension Plan) but would have been eligible for the Rule of 85 Transition Benefit within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for the Rule of 85 Transition Benefit upon commencement of his or her pension benefit under the Pension Plan.
II. The benefits described in this Schedule E shall be payable from the Pension Plan and, to the extent that such benefits cannot be paid from the Pension Plan, the Company may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), cause such benefits to be paid under the Supplemental Plan or under new arrangements or from the Company’s general assets.

SCHEDULE F (Change in Control/Retiree Healthcare and Life Insurance)
Description of Change-in-Control Benefits under the Merck & Co., Inc. Medical Plan for
Nonunion Employees and the Merck & Co., Inc. Dental Plan for Nonunion Employees (which plans are part of the Merck & Co., Inc. Medical, Dental and Long-Term Disability Program
for Nonunion Employees) (the “Health Plan”) and the Merck & Co., Inc. Group Term Life and
Optional Insurance Plan (the “Life Insurance Plan”)
     This Schedule describes benefits under the Health Plan and the Life Insurance Plan provided to an Eligible Employee under the Plan if such Eligible Employee signs and returns the release of claims in use under the CIC Plan.
I. If an Eligible Employee’s employment is terminated in circumstances entitling him or her to the benefits provided in Section 3(b) of the Plan:
          (1) If the Eligible Employee is eligible to participate in the Health Plan and on his or her Separation Date is not at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree under the Health Plan but would attain at least age 50 and meet the service requirements to be considered a retiree under the Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be eligible for retiree healthcare benefits under the Health Plan on his or her Separation Date on the same terms and conditions applicable to salaried U.S.-based employees of the Company whose employment terminated the last day of the month prior to the Eligible Employee’s Separation Date who were treated as retirees under the Health Plan as of that date.
          (2) If the Eligible Employee is eligible to participate in the Health Plan and on his or her Separation Date is not either at least age 65 or at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree under the Life Insurance Plan but would attain at least age 65 or at least age 50 and meet the service requirements to be considered a retiree under the Life Insurance Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be eligible for retiree life insurance benefits under the Life Insurance Plan on his or her Separation Date on the same terms and conditions applicable to salaried U.S.-based employees of the Company whose employment terminated the last day of the month prior to the Eligible Employee’s Separation Date who were treated as retirees under the Life Insurance Plan as of that date.
II. The Company may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), cause the benefits set forth in this Schedule F to be provided from insured arrangements, or pursuant to new arrangements, individual arrangements or otherwise.